Exhibit 4.25

Deutsche Bank AG Deutsche Shipping
StealthGas Inc	Dr. Dirk Niedereichholz
331, Kifissias Avenue	Adolphsplatz 7
145 61 Kifissia	20457 Hamburg
Athens Greece Attn. Mr. Konstantinos Sistovaris, CFO	Tel +49 (0) 40 3701 4639 Fax +49 (0) 40 3701 4550 dirk.niedereichholz@db.com

6 July 2012

Dear Sirs

Facility agreement dated 12 February 2008 made between ourselves as lenders and yourselves as borrower in respect of a term loan of up to US$40,250,000 (as amended by supplemental agreements dated 21 October 2009, 27 April 2010 and 8 April 2011 the “Loan Agreement”)

We refer to the Loan Agreement.

Words and expressions defined in the Loan Agreement have – unless otherwise defined herein - the same meaning when used in this letter.

You have asked for our agreement to amend the definition of “Required Security Amount” and to waive our right to receive financial statements of the Guarantor (MR ROI Inc.) as stipulated in Clause 8.1.6. of the Loan Agreement. We are prepared to grant the requested waiver and, subject to the conditions listed below in no. 3, to amend the definition of “Required Security Amount”. Accordingly, with effect from the date of this letter, the Loan Agreement shall be amended as follows:

1.	By deleting the definition in Clause 1.2 of “Required Security Amount” and replacing it with:

““Required Security Amount” means the amount in USD (as certified by the Lender) which is at any time (i) up to 30 June 2013 one hundred and ten percent (110%) of, and (ii) thereafter, one hundred and twenty five percent (125%) of, the Loan;’’

2.	By deleting the Clause 8.1.6 of “Financial Statements” and replacing it with:

“8.1.6	Financial statements

Cause to be prepared audited (by accountants acceptable to the Lender) consolidated accounts of the Group, prepared in accordance with International Financial Reporting Standards in respect of each financial year and prepare or cause

Chairman of the Supervisory Board: Clemens Börsig

Management Board: Josef Ackermann (Chairman), Hugo Banziger, Jürgen Fitschen, Anshuman Jain, Stefan Krause, Hermann-Josef Lamberti, Rainer Neske

Deutsche Bank Aktiengesellschaft domiciled in Frankfurt am Main; HRB No 30 000, Frankfurt am Main, Local Court; VAT ID No DE114103379; www.db.com

to be prepared unaudited consolidated financial statements of the Group in respect of each financial half-year on the same basis as the annual accounts and duly certified by the chief financial officer of the Group as true and correct, and deliver the same to the Lender as soon as practicable, but not later than one hundred and twenty (120) days (in the case of audited accounts) or ninety (90) days (in the case of unaudited financial statements) after the end of the financial period to which they relate;”

3.	The above amendments are made under the following conditions:

a.	The received valuation (charter-fee basis only) from Allied ShipBroking Inc. is only accepted on an exceptional basis, with the second valuation from Maersk Broker K/S, for the purpose of determining the Valuation Amount of the Vessel as of 31 March 2012;

b.	it is hereby agreed that Maersk Broker K/S shall be an Approved Broker for the purposes of the Loan Agreement;

c.	i.	the next two installments of USD 625,000 each (originally scheduled for 20 August 2012 and 19 November 2012), are pre-paid three Business Days after your countersignatures on this letter by paying them into the newly established USD account no. 1303940 05 of the Borrower with us (the “GBC Lien Account”), reducing the loan balance from USD 28,125,000 as of the date of this letter to USD 26,875,000;

	ii.	pursuant to our lien according to no. 14 of our General Business Conditions all present and future deposits on the GBC Lien Account as well as fixed-term deposits placed with us to the debit of that account, in particular, shall serve as collateral for all our existing, future or contingent claims arising under the Loan Agreement; disposals or withdrawals of the above deposits are subject to our explicit consent;

	iii.	at the end of the current Interest Period on 20 August 2012 the USD 1,250,000 in the GBC Lien Account shall be used for repayment of the Loan;

d.	it is hereby further agreed that until 30 June 2013 the Security Value according to Clause 8.2 of the Loan Agreement is tested on a quarterly basis with the Valuation Amount being determined according to Clause 8.2.2 and the respective cost, in deviation from Clause 8.2.4, being born by the Borrower.

The Loan Agreement and Security Documents will remain in full force and effect in accordance with their terms save as amended hereby.

Clauses 5 (fees and expenses), 17 (Governing Law) and 18 (Jurisdiction) of the Loan Agreement shall apply to this letter as if set out in full herein (updated mutatis mutandis).

Yours faithfully

Deutsche Bank AG

Filiale Deutschlandgeschäft

Ralf Bedranowsky	Carola Roth

Chairman of the Supervisory Board: Clemens Börsig

Management Board: Josef Ackermann (Chairman), Hugo Banziger, Jürgen Fitschen, Anshuman Jain, Stefan Krause, Hermann-Josef Lamberti, Rainer Neske

Deutsche Bank Aktiengesellschaft domiciled in Frankfurt am Main; HRB No 30 000, Frankfurt am Main, Local Court; VAT ID No DE114103379; www.db.com

COUNTERSIGNED this 31st day of July 2012 by the parties below which, by their execution hereof confirm and acknowledge that they have read and understood the terms and conditions of the above letter, that they agree in all respects to the same and that the Security Documents to which they are party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement, as amended by the above letter, and they hereby reaffirm the Security Documents to which they are respectively a party as the same are amended by the above letter.

Director for and on behalf of
STEALTHGAS INC.
- Borrower -

Director for and on behalf of
MR ROI INC.
- Guarantor -

Chairman of the Supervisory Board: Clemens Börsig

Management Board: Josef Ackermann (Chairman), Hugo Banziger, Jürgen Fitschen, Anshuman Jain, Stefan Krause, Hermann-Josef Lamberti, Rainer Neske

Deutsche Bank Aktiengesellschaft domiciled in Frankfurt am Main; HRB No 30 000, Frankfurt am Main, Local Court; VAT ID No DE114103379; www.db.com